Exhibit 23.1
KPMG LLP	Tel +44 (0) 20 7311 1000
Audit	Fax +44 (0) 20 7311 3311
15 Canada Square
London E14 5GL
United Kingdom

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Aspen Insurance Holdings Limited
We consent to the use of our report dated February 13, 2019, with respect to the consolidated balance sheets of Aspen Insurance Holdings Limited as of December 31, 2018 and 2017, the related consolidated statements of operations and other comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the three-period period December 31, 2018, and the related notes and financial statement schedules I – V (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2018, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP
London
United Kingdom
04 June 2019

KPMG LLP, a UK limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity.
Registered in England No OC301540
Registered office: 15 Canada Square, London, E14 5GL
For full details of our professional regulation please refer to
‘Regulatory information’ under ‘About’ at www.kpmg.com/uk

Document Classification - KPMG Confidential